Deloitte & Touche LLP
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Chicago, Illinois 60601-6779
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 2-80805 of Mosaic Equity Trust on Form N-1A of our report dated February 15, 2000, appearing in the Annual Report to Shareholders for the year ended December 31, 1999 for the Mosaic Equity Trust, and to the references to us under the headings "Financial Highlights" in the Prospectuses, and "Financial Statements and Other Additional Information" in the Statements of Additional Information, which are part of such Registration Statement.

(signature)

Deloitte & Touche LLP
Chicago, Illinois
April 26, 2000